Exhibit 99.1
MCAFEE, INC. APPOINTS JEFF MILLER AND TONY ZINGALE TO BOARD
OF DIRECTORS
Miller and Zingale Bring More than 60 Years of Combined Information Technology
Management Experience to McAfee’s Board of Directors
SANTA CLARA, Calif.,— May 29, 2008 — McAfee, Inc. (NYSE: MFE) today announced the appointment of Jeff Miller, president of the business and consulting firm JAMM Ventures and former chief executive officer (CEO) of Documentum, and Tony Zingale, who most recently served as president and CEO of Mercury Interactive, to its board of directors, effective May 27, 2008.
“We are pleased that Jeff and Tony are joining McAfee’s board of directors,” said Dave DeWalt, president and Chief Executive Officer of McAfee. “The primary focus of McAfee’s board is to maximize shareholder value. Both Jeff and Tony are seasoned CEOs who bring a broad range of skills and backgrounds to McAfee; their collective expertise will complement that of our current board and will be instrumental in helping the company capitalize on its strategic market opportunities and prospects for continued growth.”
Prior to establishing JAMM Ventures, Miller, age 57, was a venture partner with Redpoint Ventures. At Redpoint, Miller’s area of focus was mentoring the CEOs of several Redpoint companies, particularly those in the enterprise and infrastructure software markets. Prior to his tenure at Redpoint, Miller was CEO of Documentum, Inc., where under his leadership, the company became one of the fastest growing technology companies in the country. Miller has more than 30 years of information technology experience, having spent the early years of his career in the semiconductor industry at Fairchild Semiconductor International, Inc. and Intel Corporation, and holding senior marketing and general management executive positions at Adaptec, Inc. and Cadence Design Systems Inc.
Miller currently serves as a member of the board of directors of Data Domain, Inc., a computer storage company, and Spoke Software, Inc., a business networking company. Miller holds a Masters of Business Administration and a Bachelors of Science degree in Electrical Engineering and Computer Science from Santa Clara University.
Zingale, age 52, currently serves on the boards of Coverity, Inc., a privately-held software quality automation company, and Jive Software, a privately-held enterprise collaboration company. He most recently served as president and CEO of Mercury Interactive Corp., a worldwide leader of business technology optimization solutions. Prior to joining Mercury, he was president and CEO of Clarify, where during his tenure, the company’s revenue grew more than three hundred percent to more than $300 million. Following the acquisition by Nortel, he served as president of Nortel’s billion-dollar eBusiness solutions group.
Previously, Zingale spent more than 10 years at Cadence Design Systems, the world’s leading supplier of electronic design automation products and services, in a succession of executive management positions. Zingale began his career in product marketing at Intel Corporation in 1980.
Zingale holds a Bachelor of Science degree in electrical and computer engineering and a Bachelor of Arts degree in business administration from the University of Cincinnati. He is a member of the University of Cincinnati Foundation’s Board of Trustees.
About McAfee, Inc.
McAfee, Inc., headquartered in Santa Clara, California, is the world’s largest dedicated security technology company. It delivers proactive and proven solutions and services that secure systems and networks around the world, allowing users to browse and shop the Web securely. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers by enabling them to comply with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. http://www.mcafee.com.
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McAfee and/or other noted McAfee related products contained herein are registered trademarks or trademarks of McAfee, Inc., and/or its affiliates in the US and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein is only by reference and are the sole property of their respective owners. © 2008 McAfee, Inc. All rights reserved.
SOURCE McAfee, Inc.